Eternal Technologies Group Reports Profitable Year and Record Annual Revenue for the Calendar Year

- Cash Position  increased from  $16,302,464 to $27,473,354 for the current Year
End

HOUSTON-- May 13, 2005 -- Eternal Technologies Group, Inc. today reported revenue for the year ended December 31, 2004 of $16,834,759 as compared to $15,495,966 for the same period in the previous year. Net income applicable to common stockholders for the year ended December 31, 2004 was $4,232,862, or $0.14 per share, compared to net income applicable to common stockholders for the previous year of $6,410,853, or $0.24 per share.

The balance sheet at December 31, 2004 included cash of $27 million, total assets of $40,482,265 and total liabilities of $2,242,426.

Revenues increased by $1,338,793 or 9% to $16,834,759 for the year ended December 31, 2004 from $15,495,966 for the year ended December 31, 2003. The increase was primarily due to an increase in the sales of rolled mutton of $3,436,012, dairy cattle embryo transfers of $2,951,807, and the sale of live sheep of $92,723. These increases were partially offset by a decrease of $668,795 in the sale of lamb meat, $4,450,602 in sheep embryo transfers and $22,352 in the sale of sheep embryos.

The decrease in net income was primarily attributable to an increase in cost of sales increased by $3,754,932 or 57% to $10,305,514 for the year ended December 31, 2004 from $6,550,582 for the year ended December 31, 2003. The decrease in gross profit is attributable to a reduction in sheep embryo transfers which has a higher profit margin and an increase in the sale of sheep meat and cattle embryo transfers which has a lower gross profit margin. Gross profit as a percent of sales decreased by 19.0% to 38.7% for the year ended December 31, 2004 from 57.7% for the year ended December 31, 2003.

Mr. JiJun Wu, Chairman of Eternal Technologies Group Inc. commented, "We are very honored to report another successful year for Eternal. Despite our disappointment with the circumstances surrounding the acquisition and then ultimate rescission of E-Sea, we have increased our cash position to $27,473,354 while reporting record revenues for the year."

About Eternal Technologies
Eternal is a major agricultural genetics and biopharmaceutical R&D firm operating in China with the support of the Chinese Government. Eternal's animal breeding division has a strong asset base, cash position and net income. Eternal has become one of China's leading institutions for biopharmaceutical and biotech research, pure breed cultivation and breed stock production. The Company has secured a key market niche by commercializing gene engineering technologies and providing superior breeding stock, allowing China's citizens the ability to improve their living standards. With the world's largest population, a double-digit national growth rate and entry into the WTO, Eternal Technologies has a playing field set for tremendous opportunity. As a prominent player in the agricultural genetics industry, cash in the bank and an untapped market, Eternal has the potential to become a major player in China's national growth.


The information contained in this press release should be read only in connection with the company's Year End Report filed on Form 10-KSB for the year ended December 31, 2004. Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.


Contact:
     Contact:
     Kenneth Maciora
     Empire Relations Group Inc.
     (516) 750-9719
     Km@empirerelations.com or empirerelations@aol.com